EXHIBIT 99.2

Contact:
John McManus
NeoTherapeutics, Inc.
(949) 788-6700, ext. 247

BULLETIN!!                                 BULLETIN!!

NeoTherapeutics will hold a telephone conference call, August 22, 2002 at 10:00 A.M. (EST).
Rajesh Shrotriya, M.D., Chairman and Chief Executive Officer, will discuss and answer questions relating to the recently announced strategic and organizational changes. Those wishing to participate should call 888-348-7538 at approximately 9:50 A.M. (EST). A replay of this conference call will be available on the Company’s website at www.neot.com beginning on August 23, 2002.

NeoTherapeutics announces organizational changes designed to bring on-going monthly expenses below $500,000

Changes solidify strategic commitment to anti-cancer drug
development and out-licensing of neurology products

IRVINE, Calif., August 22, 2002 — NeoTherapeutics, Inc. (NASDAQ: NEOT) announced today a reorganization of the Company which will bring the expected monthly expenses, or burn rate, down to less than a half million dollars per month. The changes are intended to allow the Company to focus on the development of its phase 3 anti-cancer drug, Satraplatin, and to negotiate alliance agreements for the development of its neurology products.

As part of the reorganization, the Company plans to consolidate its activities into the parent company, eliminate operations at all subsidiaries and focus its research efforts. In addition, the Company has eliminated 23 positions and currently employs the equivalent of 21 full time employees. Together, the changes are expected to result in significant savings.

The following personnel will head the NeoTherapeutics team:

Luigi Lenaz, M.D., will oversee the development of the Company’s anti-cancer drug portfolio. Dr. Lenaz, an oncologist, spent nearly 20 years in various executive positions at Bristol-Myers Squibb in the anti-cancer drug development area, where he played a key role in bringing numerous anti-cancer drugs to market including Taxol®, Cisplatin and Carboplatin.

John McManus will manage financing and financial planning activities and play an active role in corporate strategic planning. John played a key role in our efforts to raise money from long-term oriented investors when he was with the Company previously, and he will lead our efforts to shore up the Company’s financial condition. John has over ten years of experience in advising and assisting numerous public companies in financial, strategic, accounting and reorganization matters.

more…

Martyn Gunning will be responsible for business development, where he will pursue alliance discussions and manage existing alliance arrangements for the Company. Martyn has served as the Director of European New Product Development for Allergan Europe, an affiliate of the U.S. multi-national company Allergan, Inc., where he played a leading role in the integration of research and development, marketing, operations and logistics efforts for their European operations. Prior to Allergan, Mr. Gunning was with Beaufour Ipsen in Paris, where he was also involved in business development and licensing.

David Helton will oversee research and pre-clinical activities and alliances. Dave and his team are responsible for the development of the Company’s anti-psychotic platform and other new neurological drug candidates. He will also work closely with Martyn Gunning in pursuing pharmaceutical partners for the development of these products. Dave has extensive experience in pharmacology and toxicology and has held various positions for Eli Lilly and Company.

Ashok Gore, Ph.D., will oversee compliance, quality assurance and manufacturing. Dr. Gore held various positions in the field of pharmaceutical development for Bristol-Myers Squibb, R.W. Johnson Research Institute, Knoll Pharmaceuticals, Hoechst Pharmaceuticals, Block Drug, Miles Pharmaceuticals and SmithKline Beecham Pharmaceuticals over his thirty-year career. Most recently while at SuperGen, Dr. Gore played a key role in the development of chemotherapy drugs such as paclitaxel and daunorubicin. Dr. Gore also holds several patents.

Michael Volk, C.P.A., will manage the accounting and SEC reporting functions. Michael has served as the Company’s Controller for the past year and has managed the Company’s SEC compliance. He previously spent seven years with Ernst & Young, working his way to the level of audit manager at the firm.

“I have a high level of confidence in our restructured management team,” stated Rajesh C. Shrotriya, M.D., Chairman and Chief Executive Officer of NeoTherapeutics. “We have assembled a group of highly skilled and motivated people who are committed to the execution of our new strategy. The reduction in expenses and sharpened focus we have announced today are just the first signs of what we hope to accomplish together going forward.”

NeoTherapeutics seeks to create value for shareholders through the out-licensing and commercialization of anti-cancer drugs and the discovery and out-licensing of drugs for central nervous system disorders. Satraplatin, the Company’s lead oncology drug, is being prepared for a phase 3 study in prostate cancer. Additional anti-cancer drugs are in phase 1 and 2 stages of development for bladder cancer and non-Hodgkin’s lymphoma. The Company has pre-clinical neurological drug candidates for disorders such as attention deficit hyperactivity disorder, schizophrenia, dementia, mild cognitive impairment and pain. For additional information visit the Company’s web site at www.neot.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

#  #  #